EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

FAT Brands Inc.
Beverly Hills, California
We consent to the incorporation by reference in the Registration Statements of FAT Brands Inc. on Form S-1 (No. 333-239032), Form S-3 (No. 333-261371), Form S-3 (333-261365), Form S-3 (No. 333-256342), Form S-8 (No. 333-239031), Form S-8 (No. 333-261362) and Form S-8 (333-270023) of our report report dated March 12, 2024 relating to the consolidated financial statements of FAT Brands Inc. as of December 31, 2023 and for the year then ended and the related notes and financial statement Schedule II which appears in this annual report on Form 10-K for the year ended December 31, 2023.

/s/ Macias, Gini and O'Connell, LLP
Irvine, CA
March 12, 2024